Hydrogen Engine Center, Inc. Unveils its One-Cylinder Alternative Fuel Internal Combustion Engine

Hydrogen-Fueled Engine Targeted to Provide Non-Polluting Home/Industrial Power Generation

ALGONA, Iowa (April 2, 2007) - Hydrogen Engine Center, Inc. (HEC) (OTCBB: HYEG.OB) announced today that it has completed the initial design and engineering of its compact, single-cylinder internal combustion engine. The new engine is entering operational testing, and is designed to run interchangeably on hydrogen, propane, natural gas, ethanol or gasoline. This engine complements the Company’s existing family of 2, 3, 6 and 8 cylinder Oxx Power™ alternative fuel internal combustion engines.

The one-cylinder engine greatly expands the potential market for HEC’s engines and power generation products. This market includes applications such as powering industrial compressors, chemical and substance mixers and industrial conveyers.

HEC will initially supply this engine to U.K.-based ITM Power, pursuant to a previously announced teaming agreement. Under the HEC/ITM Power agreement, HEC engines are being integrated with ITM Power electrolyzers, to become a stand alone power generation solution for industrial and residential customers. This HEC powered system can revolutionize the residential energy market. In addition to industrial applications, the one-cylinder Oxx Power engine generator-set system will be able to provide all of the heating and hot water demands for homes. The system is designed to allow for “fuel by wire”, using lower cost, off-peak electricity or locally produced renewable energy to generate hydrogen --- which then fuels the Company’s engines and generator sets to produce, full time, lower cost, non-polluting home power. The first of these engines are to be delivered to ITM this spring.

Ted Hollinger, HEC’s founder and CEO stated, “The 0.8L, one-cylinder, Oxx Power engine establishes a small and economical industrial power system that can be used in many applications. We are excited to add this new addition to our product line. By combining this engine with ITM’s application, we will be delivering a complete, stand alone power generation system to the market. This step represents an initial move toward a truly energy independent future for our customers.”

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. designs, manufactures and distributes alternative-fueled internal combustion engines and power generation systems for agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and generators are capable of running on a multitude of fuels, including but not limited to hydrogen, gasoline, propane, natural gas or ethanol. Engines that run on other fuels are currently under development. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Its principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or call 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Media Contact:

Maggie Nye (maggie@vendely.com)
Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
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